ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77Q1: Exhibit C

JOHN HANCOCK FUNDS II

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED

AMENDMENT made as of this 1st day of January, 2010 to the Subadvisory Agreement dated October 17, 2005, as amended (the “Amendment”), between John Hancock Investment Management Services, LLC , a Delaware limited liability company (the “Adviser”), and MFC Global Investment Management (U.S.A.) Limited, a Canadian corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.                   CHANGE IN APPENDIX A

Appendix A of the Agreement, “Compensation of Subadviser”, is hereby amended and restated to change the subadvisory fee for the following Portfolios:

    Alternative Asset Allocation Fund
    Core Diversified Growth and Income Fund
    Core Fundamental Holdings Fund
    Core Global Diversification Fund
    each Lifecycle Portfolio
    each Lifestyle Portfolio
    Retirement Distribution Portfolio
    Retirement Rising Distribution Portfolio

2.                   EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the “Trust”) and (ii) execution of the Amendment.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:    /s/Bruce R. Speca

            Name:  Bruce R. Speca

            Title:     Executive Vice President

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED

By:    /s/Jacqueline Allard

            Name:  Jacqueline Allard

            Title:     VP & CAO

APPENDIX A

            The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	First $500 Million of Aggregate Net Assets*	Excess Over $500 Million of Aggregate Net Assets*
500 Index Fund

Portfolio	All Asset Levels
Active Bond Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Excess Over $250 Million of Aggregate Net Assets*
Global Agribusiness Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Excess Over $250 Million of Aggregate Net Assets*
Global Infrastructure Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Excess Over $250 Million of Aggregate Net Assets*
Global Timber Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Next $250 Million of Aggregate Net Assets*	Excess Over $500 Million of Aggregate Net Assets*
Mid Cap Index Fund

Portfolio	First $500 Million of Aggregate Net Assets*	Excess Over $500 Million of Aggregate Net Assets*
Money Market Fund

Portfolio	First $2.5 Billion of Aggregate Net Assets*	Excess Over $2.5 Billion of Aggregate Net Assets*
Optimized All Cap Fund

Portfolio	First $500 Million of Aggregate Net Assets*	Next $500 Million of Aggregate Net Assets*	Excess Over $1 Billion of Aggregate Net Assets*
Optimized Value Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Next $250 Million of Aggregate Net Assets*	Excess Over $500 Million of Aggregate Net Assets*
Small Cap Index Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Next $250 Million of Aggregate Net Assets*	Excess Over $500 Million of Aggregate Net Assets*
Smaller Company Growth Fund

Portfolio	First $250 Million of Aggregate Net Assets*	Next $250 Million of Aggregate Net Assets*	Excess Over $500 Million of Aggregate Net Assets*
Total Stock Market Index Fund

Portfolio	All Asset Levels
Alternative Asset Allocation Fund Core Diversified Growth and Income Fund Core Fundamental Holdings Fund Core Global Diversification Fund Lifecycle Portfolios Lifestyle Portfolios
Retirement Distribution Portfolio Retirement Rising Distribution Portfolio

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust.  It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
500 Index Fund	Index 500 Trust, a series of John Hancock Trust

Active Bond Fund	N/A
Alternative Asset Allocation Fund	N/A
Core Fundamental Holdings Fund	N/A
Core Global Diversification Fund	N/A
Core Diversified Growth & Income Fund	N/A

Global Agriculture Fund	NA
Global Infrastructure Fund	NA
Global Timber Fund	NA
Lifecycle Portfolios	N/A
Lifestyle Portfolios	N/A
Mid Cap Index Fund	Mid Cap Index Trust, a series of John Hancock Trust
Money Market Fund	Money Market Trust, a series of John Hancock Trust

Optimized All Cap Fund	Optimized All Cap Trust, a series of John Hancock Trust
Optimized Value Fund	Optimized Value Trust, a series of John Hancock Trust
Retirement Distribution Portfolio	Retirement Rising Distribution Portfolio
Retirement Rising Distribution Portfolio	Retirement Distribution Portfolio
Small Cap Index Fund	Small Cap Index Trust, a series of John Hancock Trust
Smaller Company Growth Fund	Smaller Company Growth Trust, a series of John Hancock Trust
Total Stock Market Index Fund	Total Stock Market Index Fund, a series of John Hancock Trust

            The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the quotient of (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio.  The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees  shall  be paid either by wire transfer or check,  as directed by Subadviser.

            If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.